Exhibit 99.1

Progenics and Cytogen Announce Award of $7.4 Million in NIH Grants for Prostate Cancer Immunotherapies

    TARRYTOWN, N.Y. & PRINCETON, N.J.--(BUSINESS WIRE)--Nov. 2, 2004--Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) and Cytogen Corporation (Nasdaq:CYTO) today announced the award of grants totaling $7.4 million over four years from the National Institutes of Health
(NIH). The awards were made under the National Cancer Institute's FLAIR program, or Flexible System to Advance Innovative Research for Cancer Drug Discovery by Small Business.
    The NIH grants are in the form of two Phase II Small Business Innovation Research grants, and will be used to develop novel immunotherapies for prostate cancer based on prostate-specific membrane antigen (PSMA), a promising cancer target. PSMA Development Company LLC (PDC), a 50/50 joint venture between Progenics Pharmaceuticals, Inc. and Cytogen Corporation, was established in June 1999 to pursue the research, development, manufacturing and marketing of in vivo immunotherapies incorporating PSMA.
    One grant for $3.8 million was awarded to fund the development and clinical testing of a fully human monoclonal antibody for the treatment of metastatic prostate cancer. This antibody targets PSMA on the surface of prostate cancer cells and is designed, either alone or with a lethal payload, to selectively kill these tumor cells.
    An additional grant for $3.6 million was awarded to fund the continued development of a recombinant soluble PSMA vaccine. The vaccine is designed to enable a patient's immune system to recognize prostate cancer cells as foreign and to eliminate them. Preliminary findings from the ongoing phase 1 clinical study of safety and immunogenicity, reported earlier this year, showed that certain prostate cancer patients produced anti-PSMA antibodies in response to the vaccine. Additional research is ongoing with the intention of optimizing the production, immune response and anti-tumor activity of the vaccine.

    About PSMA

    PSMA is a protein abundantly expressed on the surface of prostate cancer cells. In contrast to other prostate-related antigens such as prostate-specific antigen (PSA), prostatic acid phosphatase (PAP), and prostate secretory protein, PSMA is not secreted. PSMA expression is increased in high-grade cancers, metastatic disease, and hormone-refractory prostate cancer. This expression pattern makes PSMA an excellent therapeutic and diagnostic target. The PSMA gene was first discovered by scientists at Memorial Sloan-Kettering Cancer Center and is exclusively licensed to Cytogen Corporation, which has sublicensed it to PSMA Development Company for in vivo immunotherapy. PSMA is also present at high levels on the newly formed blood vessels (neovasculature) needed for the growth and survival of many types of solid tumors. If PSMA-targeted therapies can destroy or prevent formation of these new blood vessels, the therapies may prove valuable in treating a broad range of cancers.

    About Prostate Cancer

    Prostate cancer is the most common type of cancer found in American men, other than skin cancer. The American Cancer Society estimates that there will be about 230,900 new cases of prostate cancer in the United States in the year 2004 and that about 29,900 men will die of this disease. Prostate cancer is the second leading cause of cancer death in men, exceeded only by lung cancer.

    Company Profiles

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness and may be the Company's first product candidate to be approved for marketing. MNTX is also being studied for the treatment of post-operative ileus and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a humanized monoclonal antibody designed to target the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.
    Cytogen Corporation, of Princeton, NJ is a product-driven biopharmaceutical company that develops and commercializes innovative molecules that can be used to build leading franchises across multiple markets. Cytogen's marketed products include QUADRAMET(TM) (samarium Sm-153 lexidronam injection), and PROSTASCINT(R) (capromab pendetide) kit for the preparation of Indium In-111 capromab pendetide in the United States. Cytogen also has exclusive United States marketing rights to COMBIDEX(R) (ferumoxtran-10) for all applications. COMBIDEX, an investigational molecular imaging agent consisting of iron oxide nanoparticles, is currently being developed for use in conjunction with magnetic resonance imaging to aid in the differentiation of cancerous and non-cancerous lymph nodes, and is under review by the U.S. Food and Drug Administration. Cytogen's development pipeline consists of therapeutics targeting prostate-specific membrane antigen
(PSMA), a protein highly expressed on the surface of prostate cancer cells and the neovasculature of solid tumors. Full prescribing information for the Company's products is available at www.cytogen.com or by calling 1-800-833-3533. For more information, please visit the Company's website at www.cytogen.com, which is not part of this press release.
    DISCLOSURE NOTICE: This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact are forward-looking statements. When the Companies use the words 'anticipates,' 'plans,' 'expects' and similar expressions, they are identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Companies' actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of the Companies' corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future funding for PSMA Development Company LLC, the uncertainty of future profitability and other factors set forth more fully in the Companies' respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2003 and any amendments to such reports, their Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004, and any amendments to such reports, and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Companies cannot assure you that any of their programs will result in a commercial product.
    The information contained in this document is current as of November 2, 2004. The Companies do not have a policy of updating or revising forward-looking statements and specifically disclaim any obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

    Editor's Note:

    Additional information on Progenics and Cytogen is available at http://www.progenics.com and http://www.cytogen.com.

    CONTACT: Progenics Pharmaceuticals, Inc.
             Corporate Communications:
             Richard W. Krawiec, 914-789-2800
             rkrawiec@progenics.com
              or
             Cytogen Corporation
             Investor Relations:
             Stacy Shearer, 609-750-8289
             sshearer@cytogen.com